Exhibit 99.1

PRESS RELEASE	August 28, 2018

Tilray, Inc. Reports Second Quarter 2018 Earnings

•	Revenue rises 95.2% to US$9.7 million in second quarter and 75.2% to US$17.6 million in first half of 2018

•	Tilray medical cannabis products now available to patients in 11 countries on five continents

•	Company has signed agreements to supply adult-use cannabis to consumers in seven Canadian provinces and territories

•	Significant progress achieved in expanding Company’s global production capacity

NANAIMO, BRITISH COLUMBIA – Tilray, Inc., (“Tilray” or the “Company”) (NASDAQ: TLRY) a global pioneer in cannabis production and distribution, today reported financial results for second quarter and six months ended June 30, 2018. All financial information in this press release is reported in U.S. dollars, unless otherwise indicated.

“We are very pleased with our strong start to 2018. Tilray is well-positioned to continue to pioneer the development of the global medical cannabis market and to become a leader in the adult-use cannabis market in Canada,” said Brendan Kennedy, President and Chief Executive Officer of Tilray. “In the second quarter, we generated significant revenue growth as a result of our global strategy, our multinational distribution network and our commitment to research, innovation, quality and operational excellence.

Second Quarter 2018 Financial Highlights

•

Revenue increased to $9.7 (C$12.7) million, up 95.2% compared to the second quarter of last year. The increase in revenue was driven by increased patient demand in Canada, sales to other Licensed Producers and international sales.

•	Total kilogram equivalents sold increased 745 kilograms to 1,514 kilograms, or 97%, compared to the prior year.

•	Average net selling price per gram increased from $6.20 to $6.38 (C$8.12 to C$8.36) for the three months ended June 30, 2017 and 2018, respectively. The increase was

PRESS RELEASE	August 28, 2018

primarily due to growth in higher potency product and extract sales, partially offset by an increase in wholesale revenues.

•

Net loss for the quarter was $12.8 million compared to $2.4 million for the second quarter of 2017. Net loss includes non-cash stock compensation charges of $5.6 million compared to a $35 thousand charged in the prior year period. Adjusted EBITDA was a loss of $4.7 million compared to a loss of $1.9 million the second quarter last year. The increased net loss and Adjusted EBITDA decline was primarily due to the increase in operating expenses related to continued growth, expansion of international teams, and costs related to financing and the initial public offering (“IPO”).

Business Highlights in 2018 to date:

•

Successfully completed IPO in July whereby 10.350 million shares of Class 2 Common Stock were sold at an initial price to the public of $17.00 per share. The Company received net proceeds of $163.6 (C$216.9) million after the underwriting discount. Net proceeds will be used to fund the build out of cultivation and processing capacity, repay outstanding principal and interest under the Privateer Holdings debt facilities, and for future acquisitions and working capital.

•	Prior to the IPO, completed Series A funding of $55.0 (C$69.2) million from leading institutional investors.

•

Signed agreements to supply cannabis to adult-use consumers in seven Canadian provinces and territories (British Columbia, Manitoba, Nova Scotia, Ontario, Quebec, the Yukon territory and the Northwest Territories).

•	Entered into a strategic agreement with Sandoz Canada, a division of Novartis, to collaborate on the creation and sale of co-branded and co-developed non-combustible medical cannabis products.

•

Signed agreement with Shoppers Drug Mart Inc., Canada’s largest pharmacy chain with more than 1,200 pharmacies and expect to supply Tilray products following approval of Shoppers’ application to become a Licensed Producer.

•

Signed binding letter of intent with Pharmasave, one of Canada’s leading independent pharmacy chains with more than 650 pharmacies, which Tilray anticipates will allow it to supply Pharmasave stores with Tilray products contingent upon a change in laws that permits Canadian pharmacies to distribute medical cannabis to patients.

•	Completed exports to Argentina, South Africa and the United Kingdom, making Tilray products available in 11 countries on five continents.

•	Launched High Park Holdings Ltd., Tilray’s wholly owned subsidiary formed to serve the pending adult-use market in Canada with a broad-based portfolio of cannabis brands and products.

PRESS RELEASE	August 28, 2018

•

Announced the launch of the CANACA™ brand, a new cannabis brand celebrating Canadian roots, values and this historical moment in Canada as the country becomes the world’s first G7 nation to federally legalize cannabis through adult-use legalization.

•	Announced clinical study results of Tilray® 2:100 product showed promise in Canada’s first pediatric study of mixed THC/CBD medical cannabis oil for children with drug-resistant epilepsy.

Conference Call

The Company will host a conference call to discuss these results today at 4:30 p.m. ET. Investors interested in participating in the live call can dial 877-489-6528 from the U.S. and 629-228-0736 internationally. A telephone replay will be available approximately two hours after the call concludes through Tuesday, September 11, 2018, by dialing 855-859-2056 from the U.S., or 404-537-3406 from international locations, and entering confirmation code 2259149.

There will also be a simultaneous, live webcast available on the Investors section of the Company’s website at www.tilray.com. The webcast will be archived for 30 days.

About Tilray®

Tilray is a global pioneer in the research, cultivation, production and distribution of cannabis and cannabinoids currently serving tens of thousands of patients in ten countries spanning five continents.

Forward Looking Statements

This press release contains “forward-looking statements”, which may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions. Forward-looking statements are not a guarantee of future performance and are based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances, including assumptions in respect of current and future market conditions. Actual results, performance or achievement could differ materially from that expressed in, or implied by, any forward-looking statements in this press release, and, accordingly, you should not place undue reliance on any such forward-looking statements and they are not guarantees of future results. Forward-looking statements involve significant risks, assumptions, uncertainties and other factors that may cause actual future results or anticipated events to differ materially from those expressed or implied in any forward-looking statements. Please see the heading “Risk Factors” in the final prospectuses for Tilray’s initial public offering, which were filed with the Securities and Exchange Commission on July 19, 2018, for a discussion of the material risk factors that

PRESS RELEASE	August 28, 2018

could cause actual results to differ materially from the forward-looking information. Tilray does not undertake to update any forward-looking statements that are included herein, except in accordance with applicable securities laws.

Use of Non-U.S. GAAP Financial Measures

To supplement its financial statements, the Company provides investors with information related to Adjusted EBITDA, which is not a financial measure calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Adjusted EBITDA is calculated as net income (loss) before interest expense, net; other (income), net; tax expense; foreign exchange (gain) loss; depreciation and amortization; and stock-based compensation expense. The Company believes non-U.S. GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Management uses non-U.S. GAAP financial measures to compare the Company’s performance to that of prior periods for trend analyses and planning purposes. Non-U.S. GAAP financial measures are also presented to the Company’s Board of Directors and Adjusted EBITDA is used in its credit agreements.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP. Non-U.S. GAAP measures exclude significant expenses that are required by U.S. GAAP to be recorded in the Company’s financial statements and are subject to inherent limitations.

For further information:

Media: Zack Hutson, +1-415-534-5541, zack.hutson@tilray.com

Investors: Katie Turner, +1-646-277-1228, katie.turner@icrinc.com

PRESS RELEASE	August 28, 2018

Tilray, Inc.

Condensed Consolidated Statements of Net Loss and Comprehensive Loss

(in thousands of U.S. dollars, except for per share data, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenue	$9,744	$4,992	$17,552	$10,019
Cost of sales	5,567	2,284	9,479	4,563

Gross margin	4,177	2,708	8,073	5,456

Research and development expenses	639	1,040	1,614	1,701
Sales and marketing expenses	3,305	1,515	5,568	2,443
General and administrative expenses	5,622	2,434	9,990	3,966
Stock-based compensation expense	5,601	35	5,632	69

Operating loss	(10,990)	(2,316)	(14,731)	(2,723)

Foreign exchange loss (gain), net	1,359	(361)	2,505	(580)
Interest expense, net	497	500	913	996
Other (income) expense, net	(76)	(20)	(197)	(6)

Loss before income taxes	(12,770)	(2,435)	(17,952)	(3,133)

Income tax expense	(63)	—	(63)	—

Net loss	$(12,833)	$(2,435)	$(18,015)	$(3,133)

Basic and diluted net loss per share	(0.17)	(0.01)	(0.24)	(0.01)
Shares used in computation of net loss per share, basic and diluted	75,000,000	75,000,000	75,000,000	75,000,000

Net loss	$(12,833)	$(2,435)	$(18,015)	$(3,133)
Foreign currency translation gain (loss)	86	(208)	87	(240)

Comprehensive loss	$(12,747)	$(2,643)	$(17,928)	$(3,373)

PRESS RELEASE	August 28, 2018

Tilray, Inc.

Condensed Consolidated Balance Sheets

(in thousands of U.S. dollars, except for per share data, unaudited)

	June 30, 2018	December 31, 2017
Assets
Current assets
Cash	$25,331	$2,323
Accounts receivable, net	1,757	983
Other receivables	3,696	1,131
Inventory	6,750	7,421
Prepaid expenses and other current assets	1,210	545

Total current assets	38,744	12,403

Property, plant and equipment, net	65,707	39,985
Intangible assets, net	1,395	934
Deposits and other assets	632	626

Total assets	$106,478	$53,948

Liabilities
Current liabilities
Accounts payable	$13,209	$5,563
Accrued expenses and other current liabilities	3,295	2,021
Accrued obligations under capital lease	199	379
Current portion of long-term debt	9,128	9,432
Privateer Holdings debt facilities	37,015	32,826

Total current liabilities	62,846	50,221

Accrued obligations under capital lease	8,398	8,579

Total liabilities	$71,244	$58,800

Commitments and contingencies (Note 10)

Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value, 8,000,000 shares authorized; 7,794,042 issued and outstanding at June 30, 2018; none issued at December 31, 2017	$1	$—
Common stock, $0.0001 par value, 215,000,000 shares authorized, 75,000,000 shares issued and outstanding at June 30, 2018; none issued at December 31, 2017	8	—
Capital stock (no shares authorized, issued or outstanding at June 30, 2018; 1 share authorized, issued and outstanding at December 31, 2017)	—	—
Additional paid-in capital	89,915	31,736
Accumulated other comprehensive income	3,778	3,866
Accumulated deficit	(58,468)	(40,454)

Total stockholders’ equity (deficit)	35,234	(4,852)

Total liabilities and stockholders’ equity	$106,478	$53,948

PRESS RELEASE	August 28, 2018

Tilray, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands of U.S. dollars, except for per share data, unaudited)

	Six months ended June 30,
	2018	2017
Operating activities
Net loss	$(18,015)	$(3,133)
Adjusted for the following items:
Foreign currency loss (gain)	2,451	(579)
Provision for doubtful accounts	—	(9)
Inventory write-downs	227	53
Depreciation and amortization	1,148	955
Stock-based compensation expense	5,632	69
Non-cash interest expense	509	481
Deferred Income Tax expense	63	—
Loss on disposal of property, plant and equipment	(2)	7
Changes in non-cash working capital:
Accounts receivable	(840)	(430)
Other receivable	(2,701)	(85)
Inventory	48	(1,055)
Prepaid expenses and other current assets	(1,033)	(704)
Accounts payable	8,019	591
Accrued expenses and other current liabilities	1,589	1,029

Net cash used in operating activities	(2,905)	(2,810)

Investing activities
Increase in deposits and other assets	(23)	—
Purchases of short-term investments	(29,394)	—
Proceeds from sales of short-term investments	29,257	—
Proceeds from maturities of short-term investments	136	—
Purchases of property, plant and equipment	(28,237)	(835)
Dispositions of property, plant and equipment	11	22
Purchases of intangible assets	(703)	(103)

Net cash used in investing activities	(28,953)	(916)

Financing activities
Advances (payments) under Privateer Holdings credit facility	2,250	3,271
Advances under Privateer Holdings construction facility	1,560	8
Minimum lease payments under capital lease	(339)	—
Proceeds from issuance of convertible preferred stock, net	52,557	—

Net cash provided by financing activities	56,028	3,279

Effect of foreign currency translation on cash	(1,162)	239

Cash and cash equivalents
Increase (decrease) in cash	23,008	(208)
Cash, beginning of year	2,323	7,531

Cash, end of year	$25,331	$7,323

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	573	—

PRESS RELEASE	August 28, 2018

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Adjusted EBITDA reconciliation:
Net loss	$(12,833)	$(2,435)	$(18,015)	$(3,133)
Interest expense, net	497	500	913	996
Other (income) expense, net	(76)	(20)	(197)	(6)
Tax expense	63	—	63	—
Foreign exchange (gain) loss	1,359	(361)	2,505	(580)
Depreciation and amortization	670	409	1,148	955
Stock-based compensation expense	5,601	35	5,632	69

Adjusted EBITDA	$(4,719)	$(1,872)	$(7,951)	$(1,699)